EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-72576) pertaining to the Company's 1981 Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-90452) pertaining to the Company's 2002 Stock Purchase Plan and the Registration Statement (Form S-8 No. 333-167142) pertaining to the Company's Restricted Stock Compensation Plan of our reports dated March 13, 2018, with respect to the consolidated financial statements and schedules of Baldwin & Lyons, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Baldwin & Lyons, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Indianapolis, Indiana
March 13, 2018